EXHIBIT 10.1




May 27, 1997




Richard M. Cooper, Esquire
Williams and Connolly
725 12th Street, N. W.
Washington, D. C. 20005-5901

Re:    Copley Pharmaceutical,  Inc.

Dear Mr. Cooper:

     This letter sets forth the agreement entered into by and among the United States of America, acting through its Department of Justice and the United States Attorney for the District of Massachusetts (collectively referred to as "the United States") and your client, Copley Pharmaceutical, Inc. ("Copley"), as follows:

     A.     PLEA

     On or before May 29, 1997, or on such date as the Court may determine, Copley shall waive indictment and plead guilty to the attached one count Information, charging a violation of Title 18, United States Code, Section 371, a conspiracy to defraud the United States and one of its agencies, the Food and Drug Administration ("FDA") through, among other things, its: (1) manufacture of drugs subject to abbreviated new drug approval by the FDA, including prescription drugs, using manufacturing processes different from those approved by the FDA; (2) falsification of manufacturing batch records for FDA-approved drugs; and (3) submission of false annual reports to the FDA. Copley admits that it is in fact guilty of this offense and will so advise the Court.

     B.     PENALTIES

     For the count set forth in the attached information, Copley faces a maximum penalty of $500,000 or, as an alternative fine, the greater of twice the gross pecuniary gain or twice the gross pecuniary loss resulting from the offense, pursuant to Title 18, United States Code, Section 3571 (c).

     C.     SENTENCE RECOMMENDATION

     The United States and Copley agree that, pursuant to Chapter Eight of the United States Sentencing Commission Guidelines Manual, the following sentence is the appropriate disposition of the case:

          1.     a fine in the amount of  ten million, six hundred fifty
                 thousand dollars  ($10,650,000) to be paid in three
                 installments of three million,  five hundred fifty thousand dollars ($3,550,000)  each  (plus payment of all applicable interest, on the second and third installments,  as set
                 forth in 18 U. S. C. Section 3612 (f)), the first installment of which is due within one week of the date on which the
    		           sentence is imposed by the Court,  the second installment
                 ($3,550,000	plus interest ) of which is due one year after
                 the date on which the sentence is imposed by the Court,  and the third installment  ($3,550,000 plus interest) of which is due two years after the date on which the sentence is
                 imposed by the Court;  and

          2.     a mandatory special assessment of $400 pursuant to 18 U.S.C.
                 Section 3013 (a)(2)(B), which shall be paid at the time of disposition.

     The United States and Copley agree that the payments described above constitute an appropriate monetary penalty taking into account the United States Sentencing Guidelines and the nature and extent of the violations.

     D.     AGREEMENT IS CONDITIONAL

     The United States and Copley shall submit this plea agreement to the Court pursuant to Federal Rule of Criminal Procedure 11 (e) (1) (C). In the event that the Court rejects this plea agreement for any reason, Copley shall be afforded the opportunity to withdraw its guilty plea pursuant to Federal Rule of Criminal Procedure 11 (e) (4), and either party may elect to declare this agreement null and void, except that, under any circumstances, the waiver of Copley's rights as to defenses under any statute of limitations or the Speedy Trial Act, as set forth in paragraph 8 below, shall remain in full force and effect. Further, if Copley shall withdraw its guilty plea at any time, the United States may elect to declare this agreement null and void, except that under any circumstances the waiver of Copley's right as to defenses under any statute of limitations or the Speedy Trial Act, as set forth in paragraph 8 below, shall remain in full force and effect. If Copley's guilty plea is rejected and /or withdrawn, Copley shall have the benefit of Federal Rule of Criminal Procedure 11 (e) (6).

     E.     CRIMINAL LIABILITY

     The United States and Copley agree the $ 10,650,000 payment described above is the appropriate monetary disposition of all criminal liability of Copley to the United States with respect to all conduct by Copley:

          1. that occurred between May, 1988 and July, 1994 which relates to the alteration of product formulation or manufacturing processes for the four FDA-approved drugs which are the subject of the attached Information, without FDA notification or approval; and the submission to the FDA of any annual report which falsely represented that there were no changes made to approved procedures for manufacturing those same drugs; or

          2. that was otherwise under investigation by the grand jury convened by the United States Attorney for the District of Massachusetts; or

          3. that was known to the Office of the United States Attorney for the District of Massachusetts as of the date of this agreement; or

          4. as to which the FDA had notified Copley in writing, prior to the date of this agreement, of a possible or apparent violation of a regulation or statute; or

          5. was the subject of a recommendation to or within the Center for Drug Evaluation and research or the New
                 England District Office of the FDA or the Office of General Counsel of FDA for a criminal referral to the United States Department of Justice as of the date of this agreement; or

          6. was otherwise known to the FDA as of the date of this agreement.

     In particular, the grand jury investigation has concerned principally:
(1) allegations that Copley, in the manufacturing of a number of prescription and over-the-counter drugs, including Albuterol Solution for Inhalation, Brompheril Sustained Action Tablets, Hydrocortisone Pramoxine, Potassium Chloride Extended Release Tablets, and Procainamide Sustained Release Tablets, did not follow the method of production for those drugs as approved by the FDA, and did engage in certain conduct to hide those manufacturing deviations, including the filing of false annual reports and the preparation of false batch records; and (2) whether there was fraud, including false statements, withholding of material information, or theft from anyone else, of trade secret information, in the abbreviated new drug applications submitted by Copley to the FDA for each of those drugs.

     The United States and Copley further agree that the $10,650,000 fine, and any applicable interest referred to in paragraph C above, constitutes full satisfaction by Copley of all sums that Copley might be required to pay pursuant to a sentence or other order of the Court in any criminal proceeding -- whether for fine, interest, forfeiture, restitution, disgorgement, or reimbursement for the costs of the investigation by the United States for the offenses charged in the attached Information.

     This payment is not intended to, and does not satisfy or affect, the criminal liability of any employee, agent or representative of Copley or any other individual.

     F.     CIVIL LIABILITY

          1. Subject only to the conditions specified in this paragraph, and to the acceptance by the United States District Court for the District of Massachusetts of Copley's guilty plea and the sentence set forth in paragraphs A and C above, the United States hereby releases Copley from any civil or administrative monetary claims that the United States has or may have under the False Claims Act, 31 U.S.C. Section 3801, et seq., or common law, for the conduct described in paragraphs A and E-1, E-2, and E-3 above. This civil release specifically does not include subparagraphs E-4, E-5 and E-6.

          2. Notwithstanding any other provision in this Agreement, the United States specifically does not release Copley, its parents, affiliates, divisions, subsidiaries, successors, assigns and its current directors and officers from: (a) any potential criminal, civil or administrative claims arising under Title 26, United States Code (Internal Revenue Code); (b) any obligations created by this Agreement; (c) any claims for defective or deficient services or products; or (d) any administrative suspension or debarment remedy or action by a federal agency which may arise from the subject matter of this Agreement.

          3. Nothing in this Agreement is intended to affect: (a) any third-party liability of Copley to the United States in a civil action brought against the United States for a personal injury due to a Copley product (i) that is deficient or effective or (ii) as to which Copley breached any express or implied warranty; or (b) liability of Copley for failure to deliver items due under any contract with any agency or department of the federal government.

          4. The parties agree that all costs (as defined by the Federal Acquisition Regulation 31.205-47) incurred by or on behalf of Copley and/or its officers, directors, shareholders, successors, in connection with (a)
the matters covered by this Agreement;   (b)  the government investigation of
the matters covered by this Agreement; (c) Copley's investigation, defense of the matters and corrective actions; (d) the negotiation of this Agreement; and (e) the payments made to the United States pursuant to this Agreement shall be unallowable costs for government contract accounting purposes. These amounts shall be separately estimated and accounted for by Copley and Copley will not charge such costs directly or indirectly to any contracts with the United States.

     G.     WAIVER OF DEFENSES

     In the event that Copley's guilty plea is not accepted by the Court for whatever reason, or is later withdrawn for whatever reason, Copley hereby waives any defense to any charges which it might otherwise have as of the date of this agreement under any statute of limitations or the Speedy Trial Act, except any such defense that Copley may already have for conduct occurring before April 1, 1992.

     H.     COOPERATION

     Copley shall cooperate completely and truthfully in any trial or other proceeding arising out of the federal grand jury investigation of Copley and some of its employees, officers, former employees and former officers. Copley shall, to the extent that it is able, make its officers and employees available for interviews by law enforcement agents, upon request and reasonable notice, and shall furnish to law enforcement agents, upon request, all non-privileged documents and records in its possession, custody or control relating to the conduct that is within the scope of any grand jury investigation, trial or other criminal proceeding arising out of the conduct which is the subject of this plea agreement.

     Copley shall also take reasonable measures to insure that its officers and employees testify truthfully and completely before any grand jury, and at any trial or other hearing, at which they are requested to do so by any government entity.

     The United States Attorney believes that the disposition of the criminal investigation of Copley reflected in the attached Information and the provisions of this Agreement constitute an appropriate resolution of Copley's criminal liability for its past conduct within the scope of the investigation of Copley's conduct by the United States Attorney's Office and any other conduct by Copley otherwise known to the United States Attorney's Office. If Copley complies with all the terms of this agreement, the United States Attorney will, upon request by Copley, advise federal, state or local governmental agency of that belief and of the nature and extent of any cooperation provided by Copley.

     I.     BREACH OF AGREEMENT

     If the United States determines that Copley has materially failed to comply with any provision of this agreement, the United States shall be released from its commitments under both such agreements and shall so notify Copley in writing. Copley recognizes that no such material breach by Copley of any obligation under this agreement shall give rise to grounds for withdrawal of its guilty plea.

     J.     LIMITS ON FURTHER PROSECUTIONS

     Other than the charges in the attached Information, the United States shall not prosecute Copley for any of the conduct described in paragraph E above.

     The United States expressly reserves the right to prosecute any individual with respect to the conduct encompassed by this agreement, including, but not limited to, employees, present and former employees, agents, and representatives of Copley.

     K.     WHO IS BOUND BY AGREEMENT

     This plea agreement is binding upon the United States Department of Justice, including all United States Attorney's Offices, except that this agreement does not bind the Tax Division of the United States Department of Justice.

     It is expressly understood that this plea agreement will have no effect on state or local prosecuting authorities, except as provided in paragraphs E and F. This plea agreement does not bind the Internal Revenue Service of the United States Department of Treasury.

     L.     COMPLETE AGREEMENT

     This agreement and the attachments referred to herein are the complete and only agreement between the parties. No promises, agreements or conditions have been entered into other than those set forth or referred to in this letter. This agreement supersedes prior understandings, if any, of the parties, whether written or oral. This agreement cannot be modified other than in a written memorandum signed by the parties on the record in court.

     If this letter accurately reflects the agreement entered into between the United States and your client, Copley Pharmaceutical, Inc., and if the Board of Directors of Copley Pharmaceutical, Inc., has authorized you to enter into this agreement and to enter a plea of guilty to the count of the attached Information, please sign below and return the original of this letter to Assistant United States Attorney Diane Cabo Freniere.



Very truly yours,


/s/ Donald K. Stern                              /s/ Frank W. Hunger
-------------------                              -------------------
DONALD K. STERN                                  FRANK W. HUNGER
United States Attorney                           Assistant Attorney General
District of Massachusetts                        Civil Division
                                                 Department of Justice

                                           By:

                                                 /s/ Eugene M. Thirolf
                                                 ---------------------
                                                 EUGENE M. THIROLF
                                                 Director, Office of Consumer
                                                 Litigation


CONSENTED TO AND AGREED BY
AUTHORIZATION OF THE BOARD
OF DIRECTORS OF COPLEY
PHARMACEUTICAL, INC.


/s/ Richard M. Cooper, Esquire
------------------------------
RICHARD M. COOPER, ESQUIRE
COUNSEL FOR COPLEY
PHARMACEUTICAL, INC.